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LETTER TO DTC PARTICIPANTS

                      CONSORCIO G GRUPO DINA, S.A. DE C.V.
                           OFFER TO PURCHASE FOR CASH
              UP TO $97 MILLION AGGREGATE PRINCIPAL AMOUNT OF ITS
                8% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
              (ISIN NO. US210306 AB 29 AND CUSIP NO. 210306 AB 2)

THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 10, 1999, UNLESS EXTENDED (EACH SUCH TIME, AS THE SAME MAY BE EXTENDED, AN "EXPIRATION TIME"). HOLDERS OF DEBENTURES MUST TENDER THEIR DEBENTURES PRIOR TO THE EXPIRATION TIME IN ORDER TO RECEIVE THE PURCHASE PRICE. TENDERED DEBENTURES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME, BUT NOT THEREAFTER (EXCEPT UNDER CERTAIN LIMITED CIRCUMSTANCES DESCRIBED IN THE OFFER TO PURCHASE).

                                                                   July 13, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by Consorcio G Grupo Dina, S.A. de C.V., a Mexican corporation, (the "Company"), to act as Dealer Manager (the "Dealer Manager") in connection with its offer to purchase for cash up to $97 million in aggregate principal amount of its 8% Convertible Subordinated Debentures due 2004 (the "Debentures"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 13, 1999 (as the same may be amended from time to time, the "Offer to Purchase") and in the accompanying Letter of Transmittal dated July 13, 1999 (the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offering Materials") (such offer to purchase is referred to herein as the "Tender Offer"). The Offering Materials more fully describe the Tender Offer. Capitalized terms used and not defined herein have the meanings given them in the Offer to Purchase.

    The consideration for each $1,000 principal amount of Debentures tendered and accepted for payment pursuant to the Tender Offer shall be (1) a single price per $1,000 principal amount of Debentures, not in excess of $460 nor less than $400 per $1,000 principal amount of Debentures (the "Purchase Price"), plus
(2) Accrued Interest. The Company will select the lowest Purchase Price that will allow it to buy $97 million aggregate principal amount of Debentures (or such lesser amount of Debentures as are properly tendered). All Debentures acquired in the Tender Offer will be acquired at the Purchase Price. Debentures properly tendered at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Tender Offer, including the proration provisions. All Debentures tendered and not purchased pursuant to the Tender Offer, including Debentures tendered at prices in excess of the Purchase Price and Debentures not purchased because of proration, will be returned to the tendering holders at the Company's expense as promptly as practicable following the Expiration Time.

    Enclosed herewith are copies of the following documents:

    1.  The Offer to Purchase;

    2. The Letter of Transmittal for your use and for the information of your clients;

    3. Notice of Guaranteed Delivery to be used to accept the Tender Offer if Debentures and all other required documents cannot be delivered to the Depositary prior to the Expiration Time; and

    4. A form of letter which may be sent to your clients for whose account you hold Debentures in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Tender Offer.

    DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.
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    PLEASE NOTE THAT THE TENDER OFFER WILL EXPIRE AT THE EXPIRATION TIME, WHICH
WILL BE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 10, 1999, UNLESS EXTENDED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

    IMPORTANT: THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF), TOGETHER WITH THE DEBENTURES AND ALL OTHER REQUIRED DOCUMENTS, OR AN AGENT'S MESSAGE, TOGETHER WITH A CONFIRMATION OF BOOK-ENTRY TRANSFER OF DEBENTURES, OR THE NOTICE OF GUARANTEED DELIVERY, MUST BE RECEIVED BY THE DEPOSITARY PRIOR TO THE EXPIRATION TIME WITH RESPECT TO HOLDERS WISHING TO RECEIVE THE PURCHASE PRICE.

    Holders of Debentures who desire to accept the Tender Offer must tender their Debentures prior to the Expiration Time.

    CONSUMMATION OF THE TENDER OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM TENDER CONDITION.

    In order to participate in the Tender Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees should be sent to the Depositary, and certificates representing the tendered Debentures (or confirmation of book-entry transfer) should be delivered to the Depositary, all in accordance with the instructions set forth in the Offering Materials.

    Holders of Debentures whose certificates for Debentures are not immediately available, or who cannot deliver their certificates and other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Time may nevertheless tender their Debentures by following the guaranteed delivery procedures specified in the section of the Offer to Purchase captioned "The Tender Offer--Guaranteed Delivery Procedure."

    The Company will pay soliciting dealer's fees of $2.00 per $1,000 principal amount of Debentures tendered and accepted for payment in the Tender Offer from brokers, dealers and other persons for soliciting tenders of Debentures from their clients pursuant to the Tender Offer. You will be reimbursed for customary clerical and mailing expenses incurred by you in forwarding the enclosed materials to your clients.

    Any questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and the other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

    Very truly yours,

    CIBC WORLD MARKETS CORP.
                               ------------------

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU, OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE TENDER OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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